Exhibit 4.7

CONFORMED COPY

PRIORITY AGREEMENT

Dated 14th February 2003

BETWEEN

MDCP ACQUISITIONS LIMITED

as the Parent

CERTAIN SUBSIDIARIES OF THE PARENT

AS OBLIGORS

THE SENIOR CREDITORS, HEDGING BANKS, SPANISH BOND CREDITORS,

BOND TRUSTEE, JUNIOR CREDITORS AND INVESTORS

and

DEUTSCHE BANK AG LONDON

as Senior Agent and Security Agent

relating, inter alia, to a Senior Facility Agreement

dated 12th September, 2002 (as subsequently amended)

ALLEN & OVERY

London

BK:1033233.6

THIS PRIORITY AGREEMENT is dated 14th February, 2003 and is made BETWEEN:

(1)           MDCP ACQUISITIONS LIMITED a company incorporated under the laws of Ireland (No. 357957) with its registered office at Arthur Cox Building, Earlsfort Terrace, Dublin 2 (the Parent);

(2)           THE COMPANIES named in Schedule 1 as Obligors;

(3)           THE BANKS AND FINANCIAL INSTITUTIONS who are the Senior Creditors at the date of this Agreement, represented by the Senior Agent;

(4)           DEUTSCHE BANK TRUST COMPANY AMERICAS as Bond Trustee;

(5)           MADISON DEARBORN PARTNERS (NETHERLANDS) B.V. as Junior Creditor;

(6)           THE BANKS AND FINANCIAL INSTITUTIONS who are the Hedging Banks at the date of this Agreement, represented by Deutsche Bank AG London;

(7)           THE BANKS AND FINANCIAL INSTITUTIONS (if any) named in Schedule 4 as Spanish Bond Creditors;

(8)           THE FINANCIAL INSTITUTIONS AND FUNDS named in Schedule 2 as Investors; and

(9)           DEUTSCHE BANK AG LONDON as Senior Agent and Security Agent.

WHEREAS:

(A)          The Parties are parties to the First Priority Deed.

(B)           Newco 1 is proposing to issue the Additional Notes and to (i) lend an amount equal to the gross principal amount thereof to the Company and (ii) pay to the Company any premium received by Newco 1 for the issue of the Additional Notes (in each case) under the Second Newco 1 Loan Agreement.

(C)           The Parties intend that (i) the Bond Trustee should have the same rights and obligations in respect of the Additional Notes as it has in respect of the Original Securities (other than the PIK Securities) and (ii) Newco 1 should have the same rights and obligations in respect of the Financial Indebtedness under the Second Newco 1 Loan Agreement as it has in respect of the Financial Indebtedness under the Newco 1 Loan Agreement.

(D)          The other Parties have requested the Senior Agent to enter into, and are entering into this Agreement in consideration of the Senior Agent entering into, an amendment letter to the Senior Facility Agreement to permit, inter alia, the issue of the Additional Notes.

IT IS AGREED AS FOLLOWS:

1.             DEFINITIONS AND INTERPRETATION

1.1          Definitions

In this Agreement:

Additional Notes means (a) the current pay senior unsecured debt securities (to be denominated in € and/or US$) in a maximum aggregate principal amount of €195,000,000 (or its equivalent at the date of issue) with a maximum coupon or equivalent yield of 12 per cent. to be issued by Newco 1 as provided for in the draft offering memorandum delivered to the Facility Agent on 10th February, 2003 and (b) any SEC registered debt securities issued by Newco 1 for which any of the debt securities referred to in (a) above are exchanged.

Debt means any or all of the Senior Debt, the Hedging Debt, the Spanish Bond Debt, the Newco 1 Debt, the Junior Debt, the Senior Subordinated Guarantee Debt, the Investor Debt and the Intercompany Debt, as the context requires.

Deed of Accession means a deed of accession substantially in the form of Schedule 3.

Finance Documents means each or any of the Senior Finance Documents, the Hedging Documents, the Spanish Bond Debt Documents, the Senior Subordinated Guarantee, the Junior Finance Documents, the Intercompany Documents and the Investor Documents.

First Priority Deed means the priority agreement dated 16 September 2002 (and amended on 27 September 2002) between, among others, the parties to this Agreement and the Bridge Lenders.

Intercompany Creditor means any Obligor to whom any Intercompany Debt may from time to time be payable or owing (whether or not matured).

Intercompany Debt means all present and future Financial Indebtedness owed by the Company under or in connection with the Second Newco 1 Loan Agreement.

Investor Debt means all present and future liabilities (actual or contingent) payable or owing by the Parent or any other Obligor to any of the Investors (a) by way of closing fee or initial investment fee, (b) under or in connection with the Investor Documents (including, without limitation, any dividends), (c) in respect of any advisory, monitoring or management fee, or (d) in respect of any claim for misrepresentation or breach of undertaking under or in connection with the Investor Documents (but excluding for the avoidance of doubt any present and future liabilities (actual or contingent) payable or owing under the PIK Securities), in each case whether or not matured and whether or not liquidated, and together with any Additional Debt.

Investor Documents means:

(a)           the Shareholders Agreement;

(b)           the articles of association of the Parent;

(c)           the First Priority Deed;  and

(d)           this Agreement.

Investors means the persons named in Schedule 2 in their capacity as creditors from time to time in respect of any Investor Debt and any successor, transferee, replacement or assignee of any such person.

Newco 1 Debt Non-Payment Event means the non-payment of any amount when due under the Newco 1 Debt (but in the case of any amount not constituting principal, interest or fees, being an amount in excess of €500,000).

Newco 1 Debt means all present and future liabilities (actual or contingent) payable or owing by any Obligor under or in connection with the Additional Notes, in each case whether or not liquidated and together with any Additional Debt.

Party means an Obligor, a Senior Creditor, a Spanish Bond Creditor, the Security Agent, the Senior Agent, the Junior Creditor, a Hedging Bank, the Bond Trustee or an Investor, as the context requires.

Securities Creditors means the holders or owners of the Additional Notes.

Senior Facility Agreement means the senior facility agreement dated 12 September, 2002 between the Parent, certain of the other Obligors, the Senior Creditors, the Security Agent and the Senior Agent providing for €2,100,000,000 term loan facilities and a €425,000,000 revolving loan facility (and includes the amendments thereto made by amendment letters dated 23 September 2002, 11 October 2002, 5 November 2002 and on or about the date of this Agreement).

Senior Finance Document has the meaning given to it in the Senior Facility Agreement, but excluding the Hedging Documents.

Senior Subordinated Guarantee has the meaning given to it in the Senior Facility Agreement, insofar as it relates to the Additional Notes.

Senior Subordinated Guarantee Debt means all present and future liabilities (actual or contingent) payable or owing by the Company under or in connection with the Senior Subordinated Guarantee whether or not matured and whether or not liquidated, together with any Additional Debt.

Turnover Receipt has the meaning given to it in Clause 8 (Turnover).

1.2          Interpretation

(a)           Clauses 1.2(a), (b), (d) and (f) of the First Priority Deed shall apply to this Agreement, mutatis mutandis.

(b)           References to the Senior Facility Agreement, a Senior Finance Document, a Junior Finance Document, a Hedging Document, a Spanish Bond Debt Document, the Senior Subordinated Guarantee, the Additional Notes, an Investor Document, the Second Newco 1 Loan Agreement or any other document or agreement is to that document or agreement as novated, supplemented, amended, varied or restated from time to time.

(c)           Terms defined in or whose interpretation is provided for in the Senior Facility Agreement or the First Priority Deed shall have the same meaning when used in this Agreement (whether before or after the Senior Discharge Date) unless separately defined or interpreted in this Agreement.  If a term is defined in both the Senior Facility Agreement and the First Priority Deed the definition in the First Priority Deed shall apply in this Agreement.

(d)           This Agreement shall take effect as a deed in respect of those Parties which execute it as such and as an agreement under hand in respect of the other Parties.

2.             RANKING

Unless expressly provided to the contrary in this Agreement, the Debt shall rank in right and priority of payment in the following order:

First                       the Senior Debt, the Hedging Debt and the Spanish Bond Debt (as provided for in the First Priority Deed);

Second                   the Intercompany Debt;

Third                      the Junior Debt; and

Fourth                    the Investor Debt.

For the avoidance of doubt, any claims against the Company under the Senior Subordinated Guarantee rank prior to the claims (if any) against the Company in respect of Junior Debt or Investor Debt.

3.             UNDERTAKINGS

3.1          General Undertakings

Except as an Instructing Group has previously agreed in writing, or to the extent permitted by Clauses 7 (Permitted Payments) or 9.2 (Procedure) or 10 (Enforcement):

(a)           no Obligor will (and each Obligor will procure that none of its Subsidiaries will) pay, or make any distribution in respect of or on account of, or purchase, defease, redeem or acquire, any of the Intercompany Debt in cash or in kind;

(b)           no Intercompany Creditor will demand or receive payment of, or any distribution in respect of or on account of any Intercompany Debt in cash or kind or apply any money or property in or towards the discharge of any Intercompany Debt;

(c)           no Intercompany Creditor or Obligor will discharge any Intercompany Debt by set-off, any right of combination of accounts or otherwise (save to the extent such set-off occurs automatically by operation of law and not as a result of any action or election by such Intercompany Creditor or Obligor and any amount so set-off is subject to Clause 8 (Turnover));

(d)           no Obligor will (and each Obligor will procure that none of its Subsidiaries will) create or permit to subsist any Security Interest over any of its assets for any of the Intercompany Debt, and no Intercompany Creditor will allow to exist or receive any Security Interest, for any of the Intercompany Debt;

(e)           no Obligor will (and each Obligor will procure that none of its Subsidiaries will) give any financial support to any person for, in respect of or in connection with the Intercompany Debt;

(f)            no Obligor or Intercompany Creditor will allow any of the Intercompany Debt to be evidenced by a negotiable instrument or subordinate any of the Intercompany Debt to any other indebtedness save as provided for in this Agreement;

(g)           no Obligor will initiate or support or take any steps with a view to any insolvency, liquidation, reorganisation, administration, examination or dissolution proceedings involving an Obligor (whether by petition, convening a meeting, voting for a resolution or otherwise) otherwise than as part of a Permitted Reorganisation; and

(h)           no Obligor or Intercompany Creditor will take or omit to take any action whereby the ranking and/or subordination of the Intercompany Debt provided for in this Agreement may be impaired.

3.2          Limitation on sale of the Second Newco 1 Loan Agreement

Newco 1 will not sell or otherwise dispose of or encumber the Second Newco 1 Loan Agreement or enter into any agreement that would have the same effect.

4.             AMENDMENTS

4.1          Amendments to Securities Permitted Payments definition

The Obligors and the Lenders agree not to amend the definition of “Securities Permitted Payments” in the Senior Facility Agreement (save to correct ambiguity or manifest error) without the written consent of Newco 1 and the Bond Trustee if any amount is outstanding under the Additional Notes.

4.2          Changes to Second Newco 1 Loan Agreement

(a)           The written consent of the Bond Trustee, to the extent that any amount is outstanding under the Additional Notes, is required if the Company or the relevant Intercompany Creditor wish to Amend the Second Newco 1 Loan Agreement, except to cure ambiguity or manifest error.

(b)           In addition to the requirements in paragraph (a) above, unless an Instructing Group has agreed to the Amendment in writing, no Obligor will Amend the terms of the Second Newco 1 Loan Agreement (except for Amendments which do not or could not reasonably be expected to adversely affect the interests of the Senior Creditors, Hedging Banks or Spanish Bond Creditors in any material respect).

5.             ACCESSION OF SPANISH BOND CREDITORS AND HEDGING BANKS

5.1          Spanish Bond Creditors

No person providing or issuing any bond (of a type referred to in section (a) of the definition of Spanish Bond Debt Documents) will be entitled to benefit from the undertakings of the Parties to this Agreement unless and until:

(a)           such person is specified in Schedule 4 (and a copy of the Spanish Bond Debt Documents (in form and substance reasonably satisfactory to the Senior Agent) has been provided to the Senior Agent);  or

(b)           the Senior Agent has agreed in writing to the identity of such person (such agreement not to be unreasonably withheld where such person is a Senior Creditor (or its Affiliate)) and to the Spanish Bond Debt Documents being provided by such person and such person has agreed to become a Spanish Bond Creditor by executing and delivering to the Security Agent a duly completed Deed of Accession.  Upon delivery of such a Deed of Accession to the Security Agent such person will acquire all its rights and assume all its obligations as a Spanish Bond Creditor under this Agreement in relation to such Spanish Bond Debt Documents.

5.2          Hedging Banks

No person providing interest or currency swap or hedging facilities to any Obligor will be entitled to benefit from the undertakings of the Parties to this Agreement unless and until:

(a)           such person is a Hedging Bank at the date of this Agreement; or

(b)           the Senior Agent has agreed in writing to the identity of such person (such agreement not to be unreasonably withheld where such person is a Senior Creditor (or its Affiliate)) and to the swap or hedging facilities being provided by such person and such person has agreed to become a Hedging Bank by executing and delivering to the Security Agent a duly completed Deed of Accession.  Upon delivery of such a Deed of Accession to the Security Agent such person will acquire all its rights and assume all its obligations as a Hedging Bank under this Agreement in relation to such swap or hedging facilities.

6.             WARRANTIES OF JUNIOR CREDITOR AND INVESTORS

6.1          The Junior Creditor and each Investor warrants to each Secured Creditor that:

(a)           it is duly incorporated (if a corporate person) or duly established (in any other case) and validly existing under the laws of the place of its incorporation or formation;

(b)           this Agreement is within its powers and has been duly authorised and executed by it;  and

(c)           subject to the Reservations, this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms and does not conflict with any law or regulation binding on it or with its constitutional documents.

6.2          The Company warrants to each Secured Creditor that it is duly authorised to execute this Agreement on behalf of each of the other Obligors (other than the Parent and Newco 1) and such execution will bind such other Obligors.

7.             PERMITTED INTERCOMPANY DEBT PAYMENTS

Subject to Clause 8 (Turnover), the Company shall be entitled to pay in cash or by payment in kind any Intercompany Debt owed by it to the relevant Intercompany Creditors (including interest under the Second Newco 1 Loan Agreement by capitalising an amount of interest or issuing further debt instruments under and in the manner and at the times provided for in the Second Newco 1 Loan Agreement) PROVIDED THAT no payment of principal, interest, fees or other amounts constituting Intercompany Debt shall be made, except for the payment of (A) interest (whether in cash or kind); (B) amounts equal to any additional amounts payable under applicable gross-up provisions of the Additional Notes; (C) amounts equal to default interest or liquidated damages payments under the Additional Notes; (D) an amount equal to the amount of the US registration costs and legal fees incurred in connection with the issue of the Additional Notes and an amount equal to the amount of payments due under any registration right agreement relating to the Additional Notes; or (E) an amount equal to any other payments but not exceeding (when aggregated with the amounts paid in such period under clause 7.2(ii)(E) of the First Priority Deed) €500,000 in any twelve month period, in each case referred to in (A), (B), (C), (D) or (E) above under and to the extent provided for in the Second Newco 1 Loan Agreement to the extent necessary to enable Newco 1 to make Securities Permitted Payments in respect of the Additional Notes; and (F) repayment of principal of the Additional Notes on the Payment Date under (and as defined in) the Second Newco 1 Loan Agreement PROVIDED THAT, except with the prior consent in writing of the Senior Agent (acting on the instructions of an Instructing Group), the Company may not on any date make any such payments under (A), (B), (C), (D) or (E) above or any such repayment of principal under (F) above if:

(A)          any of the Senior Debt (or in the case of non-payment of any amounts not constituting principal, interest or fees, Senior Debt in excess of €50,000 (when aggregated with all other amounts unpaid)) due on or prior to such date are unpaid on such date; or

(B)           following the occurrence of an Event of Default (other than of the type specified in paragraph (A) above), the Senior Agent (acting on the instructions of the Instructing Group) serves a written notice (a Block Notice) under and in accordance with clause 7.2(ii)(B) of the First Priority Deed specifying such Event of Default, until the earliest date on which:

(I)            paragraph (A) does not apply; and

(II)           one of the following applies:

(w)          179 days have elapsed since the service of such Block Notice, or if earlier, where a Standstill Period (as defined in Clause 10 (Enforcement)) is in effect at any time during that 179 day period, the date on which that Standstill Period expires; or

(x)            the Senior Agent (acting on the instructions of an Instructing Group) has confirmed in writing in accordance with clause 7.2(ii)(B)(II)(x) of the First Priority Deed that the relevant Event of Default has been cured or waived by the Instructing Group in writing or has ceased to exist; or

(y)           the Senior Agent (acting on the instructions of the Instructing Group) by notice in writing in accordance with clause 7.2(ii)(B)(II)(y) of the First Priority Deed cancels the Block Notice; or

(z)            the Senior Discharge Date occurs.

Unless otherwise agreed by the Bond Trustee a Block Notice may not be issued under the First Priority Deed less than 360 days after the service of a prior Block Notice and then only to the extent that all scheduled payments with respect to the Newco 1 Loan that have come due have been paid in full in accordance with the terms of the Newco 1 Loan Agreement and the Second Newco 1 Loan Agreement.

It is agreed that payments of Intercompany Debt which are permitted to be made by this Agreement are not prohibited by the First Priority Deed (and that accordingly clauses 3 and 7 of the First Priority Deed are amended by this Clause 7 to the extent they are inconsistent with it).

8.             TURNOVER

(a)           If any Intercompany Creditor receives or recovers a payment or distribution in cash or in kind (including by way of set-off or combination of accounts):

(i)            of, or on account of, any of the Intercompany Debt which is not permitted by Clause 7 (Permitted Payments); or

(ii)           from (or on behalf of) any Obligor or any other member of the Group on account of the purchase, defeasance, redemption or acquisition of any Intercompany Debt otherwise than to the extent permitted by Clause 7 (Permitted Payments),

(each such payment or distribution being a Turnover Receipt) the receiving or recovering Intercompany Creditor will promptly notify the Security Agent, will pending payment to the Security Agent hold such Turnover Receipt on trust for the Security Agent and the Secured Creditors and will on demand pay to the Security Agent for application as provided in Clause 11 (Proceeds of Enforcement) of the First Priority Deed an amount determined by the Security Agent to be equal to the lesser of:

(A)          the outstanding balance of the Senior Debt, Hedging Debt and Spanish Bond Debt; and

(B)           the amount of such Turnover Receipt,

less the third party costs and expenses (if any) reasonably incurred by the Intercompany Creditor concerned in receiving or recovering such Turnover Receipt. For the avoidance of doubt, an amount may not be demanded under this Clause 8(a) if such amount has already been paid to the Security Agent under clause 8(a) of the First Priority Deed (and vice versa).

(b)           Each Obligor shall indemnify each Intercompany Creditor upon demand (to the extent of its liability for the Intercompany Debt) for the amount of any Turnover Receipt paid by it to the Security Agent and such third party costs and expenses incurred by it, and the Intercompany Debt will not be deemed to have been reduced or discharged in any way or to any extent by the receipt or recovery of the relevant Turnover Receipt.  Any claim or right of indemnity under this paragraph shall constitute Intercompany Debt.

(c)           If the Bond Trustee receives or recovers a payment or distribution in cash or in kind (including by way of set-off or combination of accounts):

(i)            under or on account of the Senior Subordinated Guarantee; or

(ii)           from (or on behalf of) any Obligor or other member of the Group (other than Newco 1 or the Parent) on account of the Senior Subordinated Guarantee Debt or the purchase, redemption or acquisition of any Newco 1 Debt,

(each such payment or distribution being a Guarantee Turnover Receipt) the Bond Trustee will promptly notify the Security Agent, will pending payment to the Security Agent hold such Guarantee Turnover Receipt on trust for the Security Agent and the Secured Creditors and will on demand pay to the Security Agent for application as provided in Clause 11 (Proceeds of Enforcement) of the First Priority Deed an amount equal to the lesser of:

(A)          the outstanding balances of the Senior Debt, the Hedging Debt and the Spanish Bond Debt; and

(B)           the amount of the Guarantee Turnover Receipt,

less the third party costs and expenses (if any) reasonably incurred by the Bond Trustee in receiving or recovering the Guarantee Turnover Receipt. For the avoidance of doubt, an amount may not be demanded under this Clause 8(c) if such amount has already been paid to the Security Agent under clause 8(c) of the First Priority Deed (and vice versa).

9.             SUBORDINATION ON INSOLVENCY

9.1          Insolvency

(a)           If any of the following occur in respect of an Obligor (unless it is pursuant to a Permitted Re-organisation of such Obligor):

(i)            any step is taken with a view to a composition, assignment or similar arrangement with any of its creditors;

(ii)           a meeting is convened for the purpose of considering any resolution for (or to petition for) its winding-up, administration, examination or dissolution or any such resolution is passed;

(iii)          any person presents a petition for its winding-up, administration, examination or dissolution, unless it is being contested in good faith and with due diligence and is discharged or struck out within twenty Business Days;

(iv)          an order for its winding-up, administration, examination or dissolution is made;

(v)           any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, examiner, administrator or similar officer is appointed in respect of it;

(vi)          its directors or other officers request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, examiner, receiver, administrative receiver, administrator or similar officer; or

(vii)         any other analogous step or procedure is taken in any jurisdiction,

the Intercompany Debt will be subordinate in right of payment to the Senior Debt, Hedging Debt and Spanish Bond Debt, and the Secured Creditors shall be entitled to receive payment in full of all of the Senior Debt, Hedging Debt and Spanish Bond Debt before the Intercompany Creditors shall be entitled to any payment of the Intercompany Debt.

(b)           If any of the following occur in respect of the Company:

(i)            any step is taken with a view to a composition, assignment or similar arrangement with any of its creditors;

(ii)           a meeting is convened for the purpose of considering any resolution for (or to petition for) its winding-up, administration, examination or dissolution or any such resolution is passed;

(iii)          any person presents a petition for its winding-up, administration, examination or dissolution, unless it is being contested in good faith and with due diligence and is discharged or struck out within twenty Business Days;

(iv)          an order for its winding-up, administration, examination or dissolution is made;

(v)           any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, examiner, administrator or similar officer is appointed in respect of it;

(vi)          its directors or other officers request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, examiner, receiver, administrative receiver, administrator or similar officer; or

(vii)         any other analogous step or procedure is taken in any jurisdiction,

the Senior Subordinated Guarantee Debt will be subordinate in right of payment to the Senior Debt, Hedging Debt and Spanish Bond Debt, and the Secured Creditors shall be entitled to receive payment in full of all of the Senior Debt, Hedging Debt and Spanish Bond Debt before the Bond Trustee shall be entitled to any payment of the Senior Subordinated Guarantee Debt.

9.2          Procedure

If any of the events referred to in Clause 9.1 above occurs and this Clause applies:

(a)           the Security Agent may, and is irrevocably authorised on behalf of the Intercompany Creditors and the Bond Trustee (on behalf of the Securities Creditors), as the case may be to:

(i)            demand, claim, enforce and prove for the Intercompany Debt or the Senior Subordinated Guarantee Debt;

(ii)           file claims and proofs, give receipts and take any proceedings in respect of the Intercompany Debt or the Senior Subordinated Guarantee Debt which the Security Agent reasonably considers to be necessary or desirable to recover any Intercompany Debt or Senior Subordinated Guarantee Debt;

(iii)          do anything which the Security Agent reasonably considers to be necessary or desirable to recover the Intercompany Debt or Senior Subordinated Guarantee Debt; and

(iv)          receive all distributions on the Intercompany Debt or the Senior Subordinated Guarantee Debt for application against the Senior Debt, the Hedging Debt and the Spanish Bond Debt as provided for in the First Priority Deed;

(b)           if and to the extent that the Security Agent is not entitled to do anything mentioned in paragraph (a) above, each Intercompany Creditor or the Bond Trustee must do so promptly as and when requested by the Security Agent from time to time;

(c)           each Intercompany Creditor or the Bond Trustee must:

(i)            hold all payments and distributions in cash or in kind subsequently received or receivable by such Intercompany Creditor or the Bond Trustee in respect of the Intercompany Debt or the Senior Subordinated Guarantee Debt from an Obligor or from any other source on trust for the Senior Creditors, the Hedging Banks and Spanish Bond Creditors; and

(ii)           pay and transfer them to the Security Agent for application against the Senior Debt, Hedging Debt and Spanish Bond Debt;

(d)           the trustee in bankruptcy, liquidator, assignee or other person distributing the assets of an Obligor or their proceeds is directed to pay all payments and distributions on the Intercompany Debt or Senior Subordinated Guarantee Debt direct to the Security Agent; and

(e)           the Intercompany Creditors or the Bond Trustee must give any notice and do anything which the Security Agent may reasonably require to give effect to this Subclause.

9.3          Distributions

(a)           Each Intercompany Creditor or the Bond Trustee will, upon demand by the Security Agent, pay an amount equal to the amount of all payments or distributions of or in respect of any Intercompany Debt or Senior Subordinated Guarantee Debt in cash or in kind received by or on behalf of it from any Obligor (or any liquidator, administrator, receiver or similar official of such Obligor or its assets) on or after the occurrence of any of the events or circumstances referred to in Clause 9.1 to the Security Agent for application in accordance with Clause 11 (Proceeds of Enforcement) of the First Priority Deed. Pending such application the Security Agent will hold such payment on trust for the beneficiaries entitled thereto (according to the ranking of entitlements set out in Clause 11 (Proceeds of Enforcement) of the First Priority Deed). For the avoidance of doubt, an amount may not be demanded under this Clause 9.3(a) if such amount has already been paid to the Security Agent under clause 9.3(a) of the First Priority Deed (and vice versa).

(b)           The trustee in bankruptcy, liquidator, administrator, receiver or other person distributing the assets of an Obligor or their proceeds shall be directed to pay distributions on the Intercompany Debt or Senior Subordinated Guarantee Debt, direct to the Security Agent until the Senior Debt, the Hedging Debt and Spanish Bond Debt have been paid in full.

(c)           The Intercompany Creditors will give all such notices and do all such things as the Security Agent may reasonably request to give effect to this Clause 9.3.

10.          ENFORCEMENT

(a)           Except as an Instructing Group has previously agreed in writing, and subject to paragraph (b), the Intercompany Creditors must not:

(i)            accelerate or make demand for any of the Intercompany Debt or declare any of the Intercompany Debt prematurely payable;

(ii)           enforce the Intercompany Debt by attachment, set-off, execution or otherwise (save to the extent such set-off occurs automatically by operation of law and not as a result of any action or election by such Intercompany Creditor or Obligor and any amount so set-off is subject to Clause 8 (Turnover));

(iii)          initiate or support or take any steps with a view to:

(A)          any insolvency, liquidation, reorganisation, administration, examination or dissolution proceedings; or

(B)           any voluntary arrangement or assignment for the benefit of creditors; or

(C)           any similar proceedings,

involving an Obligor, whether by petition, convening a meeting, voting for a resolution or otherwise (provided that this shall not prevent an Obligor from taking any of these actions as part of a Permitted Re-organisation); or

(iv)          sue, or bring or support any legal proceedings, or otherwise exercise any remedy for the recovery of the Intercompany Debt.

(b)           An Intercompany Creditor may take any of the actions (Enforcement Action) prohibited in paragraph (a) above in relation to Intercompany Debt under the Second Newco 1 Loan Agreement:

(i)            if any Senior Debt has been declared to be due and payable or due and payable on demand (and demand has been made) under Clause 24.19 (Acceleration) or Clause 24.20 (Acceleration for Acquisition Credits) of the Senior Facility Agreement; or

(ii)           if any of the events referred to in Clause 9.1(a)(iv) or (v) (or any analogous steps or procedures in any applicable jurisdiction having valid jurisdiction over the Company) occur in relation to the Company; or

(iii)          if it or the Bond Trustee has given notice in writing (an Enforcement Notice) to the Senior Agent specifying that a Newco 1 Debt Non-Payment Event has occurred and 179 days has elapsed from the date the Senior Agent received such Enforcement Notice (the Standstill Period) and at the end of the Standstill Period the Newco 1 Debt Non-Payment Event is continuing unremedied and unwaived (provided that Enforcement Action shall only be permitted under this subparagraph (iii) in an amount up to the amount of Newco 1 Debt that is the subject of such Newco 1 Debt Non-Payment Event and only to the extent it remains unremedied or unwaived),

PROVIDED THAT in each case any amounts received as a result of action permitted to be taken under this Clause shall be subject to Clause 8 (Turnover).

(c)           Without prejudice to paragraph (b) above, if payment of the principal amount of the Additional Notes is accelerated, no payment of the principal amount outstanding under the Second Newco 1 Loan Agreement may be made until 5 Business Days after an Intercompany Creditor or the Bond Trustee has given notice to the Senior Agent.  Thereafter the Company may if otherwise permitted by the terms of this Agreement (and subject to Clause 8 (Turnover)) make such principal payments at the times referred to in the Second Newco 1 Loan Agreement.

(d)           Except as an Instructing Group has previously agreed in writing, the Bond Trustee (on behalf of itself and any of the Securities Creditors) must not:

(i)            enforce the Senior Subordinated Guarantee Debt by attachment, set-off, execution or otherwise;

(ii)           in respect of or in relation to any claim or liability arising under or in connection with the Senior Subordinated Guarantee, initiate or support or take any steps with a view to:

(A)          any insolvency, liquidation, reorganisation, administration, examination or dissolution proceedings involving the Company; or

(B)           any voluntary arrangement or assignment for the benefits of creditors involving the Company; or

(C)           any similar proceedings in any jurisdiction involving the Company, whether by petition, convening a meeting, voting for a resolution or otherwise; or

(iii)          sue, bring or support any legal proceedings, or otherwise exercise any remedy against the Company for the recovery of the Senior Subordinated Guarantee Debt,

unless any amount is then due and payable under the Senior Subordinated Guarantee.

11.          MANNER OF ENFORCEMENT

No Senior Creditor, Hedging Bank or Spanish Bond Creditor shall be responsible to any Intercompany Creditor, Securities Creditor or Obligor, for any failure to enforce or to maximise the proceeds of any enforcement of the security (except to the extent arising from such persons gross negligence or wilful default), and the Senior Creditors, Hedging Banks and Spanish Bond Creditors may cease any such enforcement at any time.

12.          RELEASE OF SENIOR SUBORDINATED GUARANTEE

If:

(a)           pursuant to an enforcement of any of the Security Documents, the Security Agent (or any receiver or equivalent appointed on behalf of the Secured Creditors) sells or otherwise disposes of the shares of the Company; or

(b)           the shares of the Company are sold or disposed of at the request of the Security Agent on the instructions or with the consent of an Instructing Group after an Event of Default under the Senior Facility Agreement, the Bond Trustee shall, at the written request of the Security Agent, promptly without the need for any further referral to or authority from the Securities Creditors, unconditionally release the Senior Subordinated Guarantee (and the Company’s obligations thereunder) and the Bond Trustee undertakes to execute such releases or other documents as may be necessary to give effect to the above mentioned release, provided that any such release of the obligations and liabilities of the Company under the Senior Subordinated Guarantee will not result in a release of the obligations and liabilities of Newco 1 to the Securities Creditors.

13.          CONSENTS AND LIMITS

13.1        Waivers

If any waiver, release or consent is granted by the Majority Lenders under the Senior Finance Documents prior to the Senior Discharge Date, a corresponding waiver, release or consent will be deemed to have been given by the Intercompany Creditors (on the same terms and conditions, mutatis mutandis) under the Second Newco 1 Loan Agreement if the transaction or circumstance to which that waiver, release or consent relates would otherwise breach or be a default or event of default under such agreement, PROVIDED THAT no such waiver, release or consent may extend the due date for or reduce the amount of or change the currency of any payment due to any Intercompany Creditor or change the terms by reference to which any payment is to be calculated or made under the Second Newco 1 Loan Agreement.

13.2        Non-Objection

No Intercompany Creditor shall have any claim or remedy against any of the Senior Creditors or the Spanish Bond Creditors by reason of any transaction entered into between any of the Senior Creditors or the Spanish Bond Creditors and any member of the Group or any requirement or condition imposed by or on behalf of the Senior Creditors or the Spanish Bond Creditors on any member of the Group, which breaches or is or causes a default or an event of default under the Second Newco 1 Loan Agreement.

14.          SUBROGATION

The Junior Creditor, the Securities Creditors, the Investors and the Obligors will not under any circumstances be subrogated to or entitled to exercise any of the rights of the Senior Creditors, Hedging Banks or Spanish Bond Creditors or exercise or enforce any security arising under any of the Security Documents.

15.          PROTECTION OF SUBORDINATION

15.1        Continuing Subordination

The subordination and priority provisions in this Agreement constitute a continuing subordination and priority and benefit to the ultimate balance of the Senior Debt, the Hedging Debt and Spanish Bond Debt respectively regardless of any intermediate payment or discharge of the Senior Debt, the Hedging Debt or the Spanish Bond Debt in whole or in part.

15.2        Waiver of Defences

The subordination in this Agreement and the obligations of the Bond Trustee, each Intercompany Creditor and each Obligor under this Agreement will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice the subordination or any of those obligations in whole or in part, including without limitation:

(a)           any time, indulgence or waiver granted to, or composition with, any Obligor or any other person or the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(b)           the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights or remedies against, or security over assets of, any Obligor or other person under the Senior Finance Documents, the Hedging Documents, the Spanish Bond Debt Documents or otherwise or any non-presentment or non-observance of any formality or other requirement in respect of any instruments or any failure to realise the full value of any security;

(c)           any variation (however fundamental) or replacement of any Senior Finance Document, Hedging Document, Spanish Bond Debt Document or other document;

(d)           any unenforceability, illegality, invalidity or frustration of any obligation of an Obligor or security under the Senior Finance Documents, the Hedging Documents, the Spanish Bond Debt Documents or any other document or security or the failure by any member of the Group to enter into or be bound by any Senior Finance Document or Hedging Document or Spanish Bond Debt Document; or

(e)           any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor under any Senior Finance Document, Hedging Document or Spanish Bond Debt Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order.

15.3        Appropriations

Each Senior Creditor (or any trustee or agent on their behalf) may (subject to any provision of this Agreement or any applicable Senior Finance Documents to the contrary):

(a)           apply any cash or property received under this Agreement or from an Obligor or any other person against the Debt owed to it, in such order as it sees fit;

(b)           (if it so decides) apply any cash or property received from an Obligor or from any other person (other than money or property received under the Senior Finance Documents or under this Agreement) against any liability other than the Debt owed to it; and

(c)           (unless such cash or property in the aggregate is sufficient to bring about the Senior Discharge Date if otherwise applied in accordance with the provisions of this Agreement) hold in a suspense account (bearing interest at a market rate usual for accounts of that type) any cash or the net proceeds of any distribution received from the Intercompany Creditors or the Obligors or on account of the liability of any Intercompany Creditor or Obligor (as appropriate) under this Agreement.

16.          PRESERVATION OF DEBT

In spite of any term of this Agreement postponing, subordinating or preventing the payment of any of the Intercompany Debt, as between the Obligors and the Intercompany Creditors, the Intercompany Debt shall remain owing or payable (and interest or default interest shall continue to accrue) in accordance with the terms of the Second Newco 1 Loan Agreement.  No delay in exercising rights and remedies under the Second Newco 1 Loan Agreement by reason of any term of this Agreement postponing, restricting or preventing such exercise shall operate as a permanent waiver of any of those rights and remedies.

17.          POWER OF ATTORNEY

By way of security for the obligations of each Intercompany Creditor under this Agreement, each Intercompany Creditor irrevocably appoints the Senior Agent as its attorney to do anything which the Intercompany Creditor (a) has authorised the Senior Agent to do under this Agreement and (b) is required and legally able to do by this Agreement but has failed to do for a period of 10 Business Days after receiving notice from the Senior Agent requiring it to do so unless such Intercompany Creditor is disputing in good faith and by appropriate proceedings that it is required to do the thing concerned.

18.          EXPENSES

18.1        Enforcement Costs

Each Obligor and each Intercompany Creditor will within 5 Business Days of demand pay to each Senior Creditor or Hedging Bank the amount of all costs and expenses properly incurred by it in connection with the enforcement against that Obligor or Intercompany Creditor (as the case may be) of such person’s rights against it under this Agreement.

18.2        Legal Expenses and Taxes

The costs and expenses referred to above include, without limitation, the fees and expenses of legal advisers and any value added tax or similar tax, and are payable in the currency in which they are incurred.

19.          CHANGES TO THE PARTIES

19.1        Successors and Assigns

This Agreement is binding on the successors and assigns of the parties hereto.

19.2        Obligors

No Obligor may assign or transfer any of its rights (if any) or obligations under this Agreement.

19.3        New Obligors

If any member of the Group (a New Obligor) borrows, guarantees or otherwise becomes liable for any Intercompany Debt or grants or incurs or otherwise becomes a creditor in respect of any Intercompany Debt, the Parent will procure that (unless such New Obligor has become party hereto by some other means to the satisfaction of the Senior Agent acting reasonably) such New Obligor becomes a party to this Agreement as an Obligor by the execution and delivery to the Security Agent of a duly completed Deed of Accession (together with such board resolutions and other corporate documentation as the Security Agent may reasonably require).

19.4        New Creditors

No Senior Creditor, Hedging Bank, Spanish Bond Creditor, Junior Creditor or Investor may:

(a)           assign, transfer or dispose of any of the Debt owing to it or its proceeds or any interest in that Debt or its proceeds to or in favour of any person; or

(b)           assign, transfer, novate or dispose of any of its rights or obligations under any of the Finance Documents to any person,

unless in each case that person agrees with the Parties that it is bound by all the terms of this Agreement as a Senior Creditor, Hedging Bank, Spanish Bond Creditor, Junior Creditor or Investor, as the case may be, by executing and delivering to the Security Agent a duly completed Deed of Accession or, in the case of a Senior Creditor, by the execution and delivery to the Security Agent of a Transfer Certificate.

19.5        Bond Trustee

The Bond Trustee (on behalf of the Securities Creditors) acknowledges and agrees as follows:

(i)            that to the extent and in the manner set out in any of the indentures (as supplemented and amended from time to time) (the Indentures) under which the Additional Notes are issued, the payment of all Senior Subordinated Guarantee Debt is expressly made subordinate to and subject in right of payment to the prior payment in full in cash of all Senior Debt, Hedging Debt and Spanish Bond Debt;

(ii)           that the Senior Debt, Hedging Debt and Spanish Bond Debt each qualify as “Senior Debt” for the purposes of and as such term is defined in the Indentures;

(iii)          that the Senior Creditors, the Hedging Banks and the Spanish Bond Creditors are entitled to rely on and enforce (A) the subordination provisions contained in the Indentures and (B) the provisions in the Indentures restricting the circumstances in which a demand may be made under the Senior Subordinated Guarantee; and

(iv)          that it accepts any Transfer Certificate, Accession Deed or Deed of Accession and the accession by the relevant parties to such agreements to this Agreement in the capacity described therein.  For the avoidance of doubt, the Bond Trustee hereby waives any right to approve, or of objection to, the accession or identity of such persons and confirms that it hereby waives any obligation on the part of a party to procure the Bond Trustee’s counter-signature or acceptance of any such Transfer Certificate, Accession Deed or Deed of Accession.

19.6        Variation of Forms of Deed of Accession

The form of deed of accession appearing in schedule 7 to the First Priority Deed is hereby amended as set out in Schedule 3 (and the First Priority Deed is amended accordingly).  The Security Agent and the Parent may agree further changes to the form of Deed of Accession.

19.7        Transfer Certificates, Accession Deeds and Deeds of Accession

Each of the other Parties appoints:

(a)           the Senior Agent as its agent to sign on its behalf any Transfer Certificate or Accession Deed entered into under the Senior Facility Agreement; and

(b)           the Security Agent as its agent to sign on its behalf any Deed of Accession,

in order that each such Transfer Certificate, Accession Deed or Deed of Accession may be supplemental to this Agreement and be binding on and enure to the benefit of all the Parties.

19.8        Validity

If any person intended to be bound by this Agreement does not become party to it or is not bound by it for any reason that shall not affect the rights and obligations of the other persons party to this Agreement.

20.          STATUS OF OBLIGORS

None of the Obligors has any rights under this Agreement against any of the Senior Creditors, the Hedging Banks or the Spanish Bond Creditors and none of the undertakings given by the Senior Creditors, the Hedging Banks or the Spanish Bond Creditors are given (or shall be deemed to have been given) to, or for the benefit of, the Obligors.

21.          NOTICES

Every Notice under this Agreement shall be in writing delivered personally, by first class prepaid post or facsimile and shall be sent to the address or facsimile number (if any is specified) of the Party, and for the attention of the individual:

(a)           applying for the purposes of the Senior Facility Agreement in the case of Obligors or Senior Creditors; or

(b)           (in the case of the Investors) set out in Schedule 2; or

(c)           specified in the relevant Deed of Accession if not a Party at the date hereof,

or such other address or facsimile number as is notified in writing by it to the Security Agent.

Clause 37 (Notices) of the Senior Facility Agreement shall apply to all Notices given under this Agreement.

22.          WAIVERS, REMEDIES CUMULATIVE

The rights of each Party under this Agreement:

(a)           are cumulative and not exclusive of its rights under the general law;

(b)           may be waived only in writing and specifically; and

(c)           may be exercised as often as necessary.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

23.          THE SENIOR AGENT

To the extent that the Senior Agent acts under this Agreement on the instructions of a Instructing Group, the Hedging Banks and the Spanish Bond Creditors appoint the Senior Agent as its agent under this Agreement.  Such appointment is on the terms set out in Clause 25 (Administrative Parties) of the Senior Facility Agreement, mutatis mutandis.

24.          TERMINATION

Save in respect of any right, claim or liability arising under this Agreement prior to the Senior Discharge Date (which right, claim or liability shall continue notwithstanding the Senior Discharge Date or the termination referred to in this Clause), this Agreement (other than Clause 25 (The Senior Agent)) shall terminate immediately after the Senior Discharge Date.

25.          MISCELLANEOUS

25.1        Severability

If any provision of this Agreement is prohibited or unenforceable in any jurisdiction in relation to any Party, such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction or in relation to any other Party.

25.2        First Priority Deed

Save to the extent amended by this Agreement, the First Priority Deed remains in full force and effect.

25.3        No Third Party Rights

No person who is not a party to this Agreement shall have or may enforce any rights under it.

25.4        Senior Finance Document

The Company and the Senior Agent designate this Agreement as a Senior Finance Document.

26.          GOVERNING LAW

This Agreement is governed by English law.

27.          JURISDICTION

27.1        Submission

The courts of England have jurisdiction to settle any disputes in connection with this Agreement and accordingly submits to the jurisdiction of the English courts.

27.2        Service of Process

Without prejudice to any other mode of service, the Junior Creditor and each Investor:

(a)           irrevocably appoints Law Debenture Corporate Services Limited (whose address is Fifth Floor, 100 Wood Street, London EC2V 7EX) as its agent for service of process relating to any proceedings before the English courts in connection with this Agreement or any judgment in connection therewith;

(b)           agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned; and

(c)           consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying for the purposes of Clause 21 (Notices).

27.3        Forum Convenience and Enforcement Abroad

Each party to this Agreement:

(a)           waives objection to English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with this Agreement;

(b)           agrees that a judgment or order of an English court in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction; and

(c)           to the fullest extent permitted by law, waives any right it may have in any jurisdiction to have any proceedings take the form of a trial by Jury.

27.4        Non-exclusivity

Nothing in this Clause 27 limits the rights of a Senior Creditor or Hedging Bank to bring proceedings against a party to this Agreement in connection with this Agreement:

(a)           in any other court of competent jurisdiction; or

(b)           concurrently in more than one jurisdiction.

28.          COUNTERPARTS

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

This Agreement has been executed and delivered as a deed on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE OBLIGORS

BERMUDA

Fibras Limited

ENGLAND & WALES

Badger Publishing Limited (co no 2450040)

Cundell Group Holdings Limited (co no 2340016)

Fishergate Properties Limited (co no 273294)

Norcor Holdings Limited (co no 2352247)

Norwich Corrugated Board Limited (co no 1021052)

Smurfit Communications UK Limited (co no 2322609)

Smurfit Communications (GB) Limited (co no 964972)

Smurfit Investments UK Limited (co no 2014441)

Smurfit UK Limited (co no 1017013)

Ward Packaging Limited (co no 2891814)

Smurfit Corrugated UK Limited (co no 700242)

Smurfit Corrugated Holdings (co no 1763645)

GERMANY

CD Haupt Papier und Papierfabrik GmbH & Co KG

Papierverwaltungsgesellschaft Wrexen GmbH

Smurfit Holdings GmbH

Wellit Wellenpappenfabrik Verwaltungs GmbH

Wellit Wellenpappenfabrik GmbH & Co

Schneverdinger Wellpappenwek GmbH

GIBRALTAR

Wilshaw Investments Limited

IRELAND

MDCP Acquisitions Limited (co no 357957)

MDP Acquisitions PLC (co no 357958)

MDCP Acquisitions I (co no 358039)

Amisfield Limited (co no 145951)

Belgray Holdings (co no 55866)

Crayside Limited (co no 321264)

Damous Limited (co no 321264)

Gweebarra Limited (co 45075)

Headley Holdings (co no 63551)

Iona Print Limited (co no 39529)

Jefferson Smurfit Group Limited (co no 8610)

Jefferson Smurfit & Sons Limited (co no 7345)

Smurfit Capital (co no 177324)

Smurfit Capital Funding Limited (co no 239631)

Smurfit Capital Leasing (co no 224165)

Smurfit International Limited (co no 45909)

Smurfit Investments (Ireland) Limited (co no 32153)

Smurfit Ireland Limited (co no 2263)

Smurfit News Press Limited (co 319020)

Smurfit Services Limited (co no 88814)

The Kildare Hotel & Country Club Limited (co no 139531)

Smurfit Corrugated Ireland (co no 49977)

Central Waste Paper Company Limited (co no 66062)

Brenchly Limited (co no 8628)

Claystoke Limited (co no 325480)

Margrave Investments Limited (co no 363510)

MEXICO

Grupo Smurfit México S.A. de C.V.

Smurfit Carton y Papel de México S.A. de C.V.

NETHERLANDS

Packaging Investments Holdings (PIH) BV

Packaging Investments International (PII) BV

Packaging Investments Netherlands (PIN) BV

Smurfit Corrugated BV

Smurfit Holdings BV

Smurfit International BV

Smurfit Investments BV

SWEDEN

Smurfit Holdings AB

SCHEDULE 2

INVESTORS

MDCP III GLOBAL INVESTMENTS LP
MDCP IV GLOBAL INVESTMENTS LP
MDSE III GLOBAL INVESTMENTS LP
each of whose address for notices is:

Address:	c/o Madison Dearborn Partners, LLC
Three First National Plaza
70 West Madison Street
Suite 3800
Chicago, IL

Fax No:	1-312-895-1001

DBCP EUROPE GP (JERSEY) LIMITED

whose address for notices is:
Address:	PO Box 87
22 Grenville Street
St Hellier
Jersey JE 4 8PX

Fax No:

SCHEDULE 3

FORM OF DEED OF ACCESSION

THIS DEED dated [               ], [   ] is supplemental to a priority agreement (the First Priority Agreement) dated 16 September 2002 between, inter alia, MDCP Acquisitions plc as the Parent and certain of its Subsidiaries as Obligors, the Investors, the Junior Creditor, the Spanish Bond Creditors, the Hedging Banks, the Senior Creditors and Deutsche Bank AG London as Security Agent and Senior Agent and a priority agreement (together with the First Priority Agreement, the Priority Agreements) dated [   ] February 2003 between, inter alia, the same parties.

Words and expressions defined in the Priority Agreements have the same meaning when used in this Deed.

[Name of new Obligor/Senior Creditor/Hedging Bank/Spanish Bond Creditor/Junior Creditor/Investor/Senior Agent/ Security Agent/Bond Trustee] hereby agrees with each other person who is or who becomes a party to the Priority Agreements that with effect on and from the date hereof it will be bound by the Priority Agreements as [a[n]/the] *[Obligor/Senior Creditor/Hedging Bank/Spanish Bond Creditor/Junior Creditor/Senior Agent/Security Agent/Investor/Bond Trustee] as if it had been party originally to the Priority Agreements in that capacity and that it shall perform all of the undertakings and agreements set out in the Priority Agreements and given by [a[n]/the] *[Obligor/Senior Creditor/Hedging Bank/Spanish Bond Creditor/Junior Creditor/Senior Agent/Security Agent/Investor/Bond Trustee].

[The details of Hedging Documents and Hedging Debt covered by this Deed is as follows [                                                                  ]].

The address for notices of *[Obligor/Senior Creditor/Hedging Bank/Spanish Bond Creditor/Junior Creditor/Senior Agent/Security Agent/Investor/Bond Trustee] for the purposes of the Priority Agreements is:

[                                                                     ].

This document takes effect as a deed notwithstanding that the Security Agent only executes under hand.

This Deed is governed by English law.

[Insert appropriate execution language]

*[                        ] Delete as applicable

Acknowledged.

[Security Agent]

By:

SCHEDULE 4

SPANISH BOND CREDITORS

Lehman Commercial Paper, Inc.

JPMorgan Chase Bank

SIGNATORIES

The Parent

The Common Seal	)
of MDCP ACQUISITIONS LIMITED	)	/s/ Gary McGann
was affixed hereunto	)
in the presence of	)	/s/ Ian Curley
)
Director	)
)
Director/Secretary	)

The Obligors

The Common Seal	)
of MDCP ACQUISITIONS LIMITED	)	/s/ Gary McGann
was affixed hereunto	)
in the presence of	)	/s/ Ian Curley
)
Director	)

Director/Secretary	)

The Common Seal	)
of MDP ACQUISITIONS PLC	)	/s/ Gary McGann
was affixed hereunto	)
in the presence of	)	/s/ Ian Curley
)
Director	)
)
Director/Secretary	)

The Common Seal	)
of MDCP ACQUISITIONS I	)	/s/ Gary McGann
was affixed hereunto	)
in the presence of	)	/s/ Ian Curley
)
Director	)
)
Director/Secretary	)

SIGNED by	)
MDCP ACQUISITIONS I	)	/s/ Gary McGann
acting by its authorised signatories	)
in the presence of	)	/s/ Ian Curley
)
)
on behalf of:	)

FIBRAS LIMITED

BADGER PUBLISHING LIMITED

CUNDELL GROUP HOLDINGS LIMITED

FISHERGATE PROPERTIES LIMITED

NORCOR HOLDINGS LIMITED

NORWICH CORRUGATED BOARD LIMITED

SMURFIT COMMUNICATIONS UK LIMITED

SMURFIT COMMUNICATIONS (GB) LIMITED

SMURFIT INVESTMENTS UK LIMITED

SMURFIT UK LIMITED

WARD PACKAGING LIMITED

SMURFIT CORRUGATED UK LIMITED

SMURFIT CORRUGATED HOLDINGS

CD HAUPT PAPIER UND PAPIERFABRIK GMBH & CO KG

PAPIERVERWALTUNGSGESELLSCHAFT WREXEN GMBH

SMURFIT HOLDINGS GMBH

WELLIT WELLENPAPPENFABRIK VERWALTUNGS GMBH

WELLIT WELLENPAPPENFABRIK GMBH & CO

SCHNEVERDINGER WELLPAPPENWEK GMBH

WILSHAW INVESTMENTS LIMITED

MDCP ACQUISITIONS LIMITED

MDP ACQUISITIONS PLC

MDCP ACQUISITIONS I

AMISFIELD LIMITED

BELGRAY HOLDINGS

CRAYSIDE LIMITED

DAMOUS LIMITED

GWEEBARRA LIMITED

HEADLEY HOLDINGS

IONA PRINT LIMITED

JEFFERSON SMURFIT GROUP LIMITED

JEFFERSON SMURFIT & SONS LIMITED

SMURFIT CAPITAL

SMURFIT CAPITAL FUNDING LIMITED

SMURFIT CAPITAL LEASING

SMURFIT INTERNATIONAL LIMITED

SMURFIT INVESTMENTS (IRELAND)

SMURFIT IRELAND LIMITED

SMURFIT NEWS PRESS LIMITED

SMURFIT SERVICES LIMITED

THE KILDARE HOTEL & COUNTRY CLUB LIMITED

SMURFIT CORRUGATED IRELAND

CENTRAL WASTE PAPER COMPANY LIMITED

BRENCHLY LIMITED

CLAYSTOKE LIMITED

MARGRAVE INVESTMENTS LIMITED

GRUPO SMURFIT MÉXICO S.A. DE C.V.

SMURFIT CARTON Y PAPEL DE MÉXICO S.A. DE C.V.

PACKAGING INVESTMENTS HOLDINGS (PIH) BV

PACKAGING INVESTMENTS INTERNATIONAL (PII) BV

PACKAGING INVESTMENTS NETHERLANDS (PIN) BV

SMURFIT CORRUGATED BV

SMURFIT HOLDINGS BV

SMURFIT INTERNATIONAL BV

SMURFIT INVESTMENTS BV

SMURFIT HOLDINGS AB

The Senior Creditors

SIGNED by	)
DEUTSCHE BANK AG LONDON	)	/s/ Richard Peters
acting by its authorised signatories	)
	)	/s/ Sally Gilding
)
acting under the authority of that company	)
as Senior Agent on behalf of the Senior Creditors	)
at the date of this Agreement	)

The Hedging Banks

SIGNED by	)
DEUTSCHE BANK AG LONDON	)	/s/ Richard Peters
acting by its authorised signatories	)
	)	/s/ Sally Gilding
)
acting under the authority of that company	)
on behalf of the Hedging Banks	)
at the date of this Agreement	)

The Bond Trustee

EXECUTED as a deed	)
by DEUTSCHE BANK TRUST COMPANY AMERICAS	)	/s/ Wanda Camacho
acting by its authorised signatories	)
)
)
acting under the authority	)
of that company	)

The Senior Agent and the Security Agent

SIGNED by	)
DEUTSCHE BANK AG LONDON	)	/s/ Richard Peters
acting by its authorised signatories	)
	)	/s/ Sally Gilding
)
acting under the authority	)
of that company	)

The Junior Creditor

EXECUTED as a deed by		)
MADISON DEARBORN PARTNERS		)	/s/ Dirk P Stolp
(NETHERLANDS) B.V.		)
acting by:		)	/s/ L F van ders Sman
Rokin Corporate Services B.V.
)
acting under the authority of that		)
company, in the presence of		)
)
)
Witness’s Signature:	/s/ David de Swann	)
)
Name:	David de Swann	)
)
Address:	Hunzestraat 129th
1079 VZ Amsterdam

The Spanish Bond Creditors

SIGNED by		)
DEUTSCHE BANK AG LONDON		)	/s/ Richard Peters
acting by its authorised signatories		)
		)	/s/ Sally Gilding
)
acting under the authority of that company		)
on behalf of:		)

JPMORGAN CHASE BANK
LEHMAN COMMERCIAL PAPER, INC.

The Investors

EXECUTED as a deed under seal by		)
MDCP III GLOBAL INVESTMENTS LP		)	/s/ Tom Souleles
and signed and delivered as a deed on its behalf by MDP III		)
Global GP, LP its general partner		)
and MDP Global Investors Limited, its general partner		)
in the presence of		)
)
Witness’s Signature:	/s/ Cia Souleles	)
)
Name:	Cia Souleles	)
)
Address:	1964 N. Burling St.	)
Chicago IL 60614

EXECUTED as a deed under seal by		)
MDCP IV GLOBAL INVESTMENTS LP		)	/s/ Tom Souleles
and signed and delivered as a deed on its behalf by MDP IV		)
Global GP, LP its general partner and		)
MDP Global Investors Limited its general partner		)
in the presence of		)
)
Witness’s Signature:	/s/ Cia Souleles	)
)
Name:	Cia Souleles	)
)
Address:	1964 N. Burling St.	)
Chicago IL 60614

EXECUTED as a deed under seal by		)
MDSE III GLOBAL INVESTMENTS LP		)	/s/ Tom Souleles
and signed and delivered as a deed on its behalf by MDP III		)
Global GP, LP its general partner		)
and MDP Global Investors Limited its general partner		)
in the presence of		)
)
Witness’s Signature:	/s/ Cia Souleles	)
)
Name:	Cia Souleles	)
)
Address:	1964 N. Burling St.	)
Chicago IL 60614

EXECUTED as a deed by		)
DBCP EUROPE GP (JERSEY) LIMITED		)	/s/ Diarmuid Cummins
acting by:		)
Diarmuid Cummins		)
)
acting under the authority of that		)
company, in the presence of		)
)
)
Witness’s Signature:	/s/ Charles Boschetto	)
)
Name:	Charles Boschetto	)
)
Address:	183 Westbourne Grove	)
London W11 2SB